Exhibit 5.1

To Alvotech 9, rue de Bitbourg, L - 1273 Luxembourg, Grand Duchy of Luxembourg (the “Company”) Luxembourg, 14 June 2024

AO/YBA – 016843-70016.41407908

Alvotech – Prospectus Supplement

Dear Madam, dear Sir,

We have acted as Luxembourg legal advisers to Alvotech, a company existing under the laws of the Grand Duchy of Luxembourg as a société anonyme (formerly a société par actions simplifiée), with its registered office at 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés à Luxembourg) (the “RCS”) under number B 258884 in connection with the preparation and filing of a prospectus supplement (the “Prospectus Supplement”). The Prospectus Supplement supplements a registration statement on Form F-3 that the Company filed with the U.S. Securities and Exchange Commission on 20 October 2023 (the “Registration Statement”).  The Registration Statement  relates to the proposed offer and sale by the Company from time to time, as set forth therein and as shall be set forth in one or more supplements to the prospectus, of an aggregate initial offering price of up to $100,000,000, of any or all of the following instruments to be issued in the form of securities and covered by the Registration Statement (collectively, the “Securities”): (a) ordinary shares of the Company with a nominal value of $0.01 per share (the “Ordinary Shares”); (b) debt securities of the Company (the “Debt Securities”); (c) rights to purchase any of the Company’s Securities or any combination thereof (the “Rights”); (d) warrants to purchase Ordinary Shares (the “Warrants”); and (e) units comprising any combination of Ordinary Shares, Warrants, Debt Securities and/or Rights.

The Prospectus Supplement relates to the offering, issuance and sale of an amount of Ordinary Shares (the “Placement Shares”) with an aggregate offering price of up to $75,000,000 that may be issued and sold under a sales agreement to be entered into between the Company and Jefferies LLC on or around 14 June 2024 (the “Sales Agreement”).

1.	Scope

1.1.	In arriving to the opinions expressed below, we have examined and relied exclusively on the documents (the “Documents”) identified in Appendix A hereto.

1.2.	We express no opinion with respect to any laws, rules or regulations other than Luxembourg law. We express no opinion (a) on public international law or on the rules promulgated under any treaty or by any treaty organisation or on any accounting, criminal, data protection or tax laws, rules or regulations of any jurisdiction (including Luxembourg) or (b) with respect to the effect of any laws, rules or regulations other than Luxembourg law even in cases where, under Luxembourg law, a foreign law, rule or regulation should be applied, and we therefore assume that no provisions of any foreign laws, rules or regulations affect, qualify or have any bearing on this Opinion.

1.3.	A reference to a convention, law, rule or regulation in this Opinion is to be construed as a reference to such convention, law, rule or regulation as amended or re-enacted.

2.	Assumptions

For the purpose of this Opinion, we have assumed, and we have not verified independently:

2.1.	that each signature (whether manuscript or electronic) is the genuine signature of the individual concerned and was affixed or inserted by such individual concerned or authorized to be inserted in the relevant document by the individual concerned;

2.2.	the completeness and conformity to originals of all Documents supplied to us as drafts, certified, photostatic, scanned, electronically transmitted copies or other copies of the documents reviewed and the authenticity of the originals of such documents and the conformity to originals of the latest drafts reviewed by us and the completeness and correctness of the representations and statements made therein;

2.3.	that there have been no amendments to the Documents in the form delivered to us for the purpose of this Opinion, and, to the extent provided in draft form, the Documents will be signed by the parties thereto in the form delivered to us on or around the date hereof and there will be no amendments to such Documents prior to their execution which would have a bearing on this Opinion;

2.4.	that there is no other resolution, decision, agreement or undertaking and no other arrangement (whether legally binding or not) which renders any of the Documents or information reviewed or provided to us inaccurate, incomplete or misleading or which affects the conclusions stated in this Opinion and that the Documents reviewed accurately record the whole of the terms agreed between the parties thereto relevant to this Opinion;

2.5.	that the Company does not meet the criteria for the commencement of any insolvency proceedings such as administrative dissolution without liquidation (dissolution administrative sans liquidation), bankruptcy (faillite), insolvency, winding-up, liquidation, moratorium, suspension of payment (sursis de paiement), conciliation (conciliation), reorganisation procedure in the form of a mutual agreement (réorganisation par accord amiable), judicial reorganisation proceedings in the form of a mutual agreement (réorganisation judiciaire par accord amiable), a collective agreement (réorganisation judiciaire par accord collectif) or a transfer by court order (réorganisation judiciaire par transfert par décision de justice), fraudulent conveyance, general settlement with creditors, reorganisation or similar measures, orders or proceedings affecting the rights of creditors generally;

2.6.	that the Company may deliver newly issued Ordinary Shares (the “New Shares”) and / or Treasury Shares (as defined in Appendix A, and together with the New Shares, the “Shares”) under the terms of the Sales Agreement;

2.7.	that the board of directors of the Company and/or its delegate, as applicable, (i) in case of New Shares will adopt one or several resolutions to issue and deliver the New Shares, have the issuance acknowledged by a Luxembourg notary, and take all necessary steps and comply with applicable requirements at the time to give full effect to the issuance of the New Shares in accordance with the Sales Agreement and Luxembourg law or (ii) in case of Treasury Shares, will hold, acquire or purchase for delivery a sufficient number of Treasury Shares to settle its obligations under the Sales Agreement;

2.8.	that all conditions precedent in the Documents for the transactions contemplated are or will be satisfied prior to the issuance of any New Shares, as applicable, in accordance with the Registration Statement and the Prospectus Supplement;

2.9.	that the Sales Agreement is and will remain until the issuance and/or sale of Shares legal valid and binding as a matter of applicable law thereunder;

2.10.	that all approvals, authorisations, clearances, consents, filings or licenses, orders or registrations required from any governmental, public, regulatory or other agencies, authorities, bodies or other persons outside Luxembourg have been obtained or fulfilled and are and will remain in full force and effect; that all steps outside Luxembourg and requirements outside Luxembourg affecting the legality, validity, binding effect and enforceability of the Documents (and the transactions contemplated therein) and that all conditions to which the transactions under the Documents are subject have been satisfied or, in case of the Shares, will be satisfied prior to the issuance of Shares;

2.11.	the existence, capacity, power and authority of each of the parties to the Documents (other than the Company) to enter into the Documents to which it is a party and perform its obligations under those Documents and that each individual purporting to have signed the Documents has in fact signed the Documents and had legal capacity when he or she signed and each individual intended to sign the Documents will in fact sign the Documents and will have legal capacity when he or she signs;

2.12.	that there will be no amendment to the authorised share capital of the Company or the warrant terms and conditions which would adversely affect the issue of the Shares and the conclusions stated in this Opinion;

2.13.	that the Shares will not be offered to the public or admitted to trading on a regulated market in circumstances where the obligation to publish a prospectus in accordance with Regulation

(EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, as amended and/or the Luxembourg law of 16 July 2019 relating to prospectuses for securities, as amended, arises (without prejudice to applicable securities laws in any jurisdiction other than Luxembourg where the Shares have been or will be marketed, offered or sold);

2.14.	that any stabilisation measures or other transactions with a view to supporting the market price of the Shares will only be carried out, in accordance with the provisions of Article 5 para. 4 and 5 of the Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (market abuse regulation) (the “Market Abuse Regulation”) in conjunction with Articles 5 through 8 of the Commission Delegated Regulation (EU) 2016/1052 of 8 March 2016 supplementing the Market Abuse Regulation with regard to regulatory technical standards for the conditions applicable to buy-back programmes and stabilisation measures, without prejudice to applicable securities laws in jurisdictions other than Luxembourg where the Shares are listed and admitted to trading;

2.15.	that the New Shares will be issued in registered form (actions nominatives);

2.16.	that the entry into the Documents and the performance of any rights and obligations under the Documents are in the best corporate interests (intérêt social) of the Company and that the head office (administration centrale), the place of effective management (siege de direction effective), and, for the purposes of the regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), the center of main interests (centre des intérêts principaux) of the Company is located at the place of its registered office (siege statutaire) in Luxembourg.

3.	Opinions

This Opinion is given on the basis that it is governed by and construed in accordance with Luxembourg law only and is subject to the exclusive jurisdiction of the courts of Luxembourg. We express no opinion on accounting, economic, financial, monetary, policy and tax aspects. On the basis of the assumptions set out above and subject to the qualifications set out below and to any factual matters, documents or events not disclosed to us, we are of the opinion that:

3.1.	The Company is a public limited company (société anonyme) and has been incorporated for an unlimited duration and is validly existing under the laws of Luxembourg.

3.2.	In case of Treasury Shares, the Treasury Shares have been validly issued and are fully paid up and non-assessable (meaning that the holder of such Shares shall not be liable, solely because of his/her/its shareholder status, for additional payments to the Company or the Company’s creditors).

3.3.	In case of New Shares, and subject to the accomplishment of all the requirements and formalities set out in the Company’s articles of association, Luxembourg law and the Sales Agreement, the Shares will be validly issued, fully paid up and non-assessable (meaning no further payments will have to be made thereon), free and clear of any pledge, lien, encumbrance, security interest or other claim, including any staturoy or contractual preemptive rights, resale rights, rights of first refusal or other similar rights.

4.	Qualifications

The opinions expressed herein are subject to the following qualifications:

4.1.	Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts in question may not be identical to the concepts described by the same English terms as they exist in the laws, rules and regulations of other jurisdictions;

4.2.	the opinions expressed herein are subject to all limitations by reason of bankruptcy proceedings (faillite), suspension of payment (sursis de paiement), judicial reorganisation proceedings (procédures de réorganisation judiciaire), judicial decisions regarding the appointment of a provisional administrator (administrateur provisoire), judicial decisions taken by foreign judicial authorities concerning insolvency, voluntary arrangements or any similar proceedings in accordance with the Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), judicial decisions reclassifying administrative dissolution without liquidation (dissolution administrative sans liquidation) procedures, or decisions by the manager of the Luxembourg Trade and Companies Register to open or close administrative dissolution without liquidation (dissolution administrative sans liquidation) or similar orders or proceedings affecting the rights of creditors generally;

4.3.	deeds (actes) or extracts of deeds (extraits d’actes) and other indications relating to the Company and which, under Luxembourg law, must be published on the RESA (as defined below) (and which mainly concern acts relating to the incorporation, the formation, the functioning, the appointment of managers or directors and the liquidation of the relevant company as well as amendments, if any, to the articles of association) will only be enforceable against third parties after they have been published on the RESA except where the Company proves that such third parties had previous knowledge of the deeds or extracts of deeds. Third parties may rely on deeds or extracts of deeds prior to their publication. For the fifteen days following the publication, the deeds or extracts of deeds will not be enforceable against third parties who prove that it was impossible for them to have had knowledge of the deeds or extracts of deeds within that time;

4.4.	the opinions set out in this Opinion are limited to the laws, including the rules and regulations, as in effect on the date of this Opinion.

5.	Reliance

5.1.	This Opinion is issued solely for the purposes of the filing of the Prospectus Supplement.

5.2.	It may not be used, circulated, quoted, referred to or relied upon for any other purpose without our written consent. We hereby consent to filing of this opinion as an exhibit to the Prospectus Supplement and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. This opinion is strictly limited to the matters stated in it and is given on the date set out on page 1; we have no obligation to update the opinion or inform of any changes in law following such date.

5.3.	This Opinion is issued by and signed on behalf of Arendt & Medernach SA, admitted to practice in the Grand-Duchy of Luxembourg and registered on list V of the lawyers of the Luxembourg bar association.

Yours faithfully,

By and on behalf of Arendt & Medernach SA

/s/ Alexander Olliges

Alexander Olliges

Partner

APPENDIX A – DOCUMENTS

1.	A scanned copy of the draft Sales Agreement received on 14 June 2024 at 3:15 a.m. CEST.

2.	A scanned copy of the Registration Statement filed on 20 October 2023.

3.	A scanned copy of the consolidated articles of association of the Company dated 12 March 2024 (the “Articles”).

4.	An extract dated 14 June 2024 and issued in electronic form by the RCS in respect of the Company.

5.	A certificate of non-registration of a judicial decision (certificat de non-inscription d’une décision judiciaire) dated 14 June 2024 and issued in electronic form by the RCS in respect of the Company.

6.	A scanned copy of the minutes of the resolution of the board of directors of the Company dated 7 June 2024.

7.	A scanned copy of the notarial deed of acknowledgement of capital increase by an amount of two million seven hundred seven thousand two hundred sixteen US dollars and seventy-two cents (USD 2,707,216.72) through the issuance of twenty-seven million seventy-two thousand one hundred and sixty-seven (27,072,167) shares (the “Initial Treasury Shares”) dated 4 July 2022.

8.	A scanned copy of the signed subscription form signed by Alvotech Manco ehf. dated 4 July 2022.

9.	A scanned copy of the signed minutes of the meeting of the board of directors of the Company dated 1 March 2023.

10.	A scanned copy of the signed decision of the delegates appointed by the board of directors of the Company dated 28 March 2023

11.	A scanned copy of the notarial deed of acknowledgement of capital increase by an amount of one hundred forty thousand fifty-seven Us dollars and ninety cents (USD 140,057.90) through the issuance of fourteen million five thousand seven hundred ninety (14,005,790) shares (the “First Subsequent Treasury Shares”) dated 28 March 2023.

12.	A scanned copy of the signed subscription form signed by Alvotech Manco ehf. dated 28 March 2023.

13.	A scanned copy of the signed confirmation certificate of the delegates appointed by the board of directors dated 28 March 2023.

14.	A scanned copy of the notarial deed of acknowledgement of capital increase by an amount of one hundred thirty thousand US dollars (USD 130,000) through the issuance of thirteen million (13,000,000) shares (the “Second Subsequent Treasury Shares” and, together with the Initial Treasury Shares and the First Subsequent Treasury Shares, the “Treasury Shares”) dated 12 March 2024.

15.	A scanned copy of the signed subscription form signed by Alvotech Manco ehf. dated 11 March 2024.

16.	A scanned copy of the circular resolutions of the board of directors of the Company dated 7 March 2024.